Exhibit 99.1

SharpLink Becomes World’s Largest Corporate Holder of ETH, Reaching 280,706 as of July 13, 2025; Raises Additional $413 Million From July 7-11, 2025

Earns 415 ETH in Staking Rewards Since Treasury Strategy Launch on June 2, 2025

MINNEAPOLIS, MN – July 15, 2025 — SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”), the world’s largest publicly traded company to adopt Ether (“ETH”) as its primary treasury reserve asset, today announced it has officially become the world’s largest corporate holder of ETH with 280,706 ETH as of July 13, 2025. Key highlights include:

●	During the period July 7 through July 13, 2025, the Company purchased 74,656 ETH at a weighted average price of $2,852.

●	SharpLink raised approximately $413 million in net proceeds via its At-The-Market facility (“ATM”), issuing 24,572,195 shares of common stock during the week of July 7 through July 11, 2025.

○	Approximately $257 million has yet to be committed to ETH purchases as of July 13, 2025.

The Company plans to continue providing detailed updates on its treasury activities for best-in-class investor transparency.

Staking Progress and Yield Optimization

As of July 11, 2025, the Company had allocated 99.7% of its ETH holdings to staking protocols – highlighting its continued commitment to maximizing returns from its ETH treasury. Between July 7 and July 11, 2025, SharpLink earned approximately 94 ETH in staking rewards, bringing its cumulative reward total to 415 ETH since launching the strategy on June 2, 2025.

ETH Concentration Metric

As previously reported, SharpLink recently introduced a proprietary metric known as “ETH Concentration.” This metric is designed to gauge the Company’s ETH exposure relative to its capital structure.

ETH Concentration is calculated as: Total ETH Held ÷ 1,000 Assumed Diluted Shares Outstanding.

Assumed Diluted Shares Outstanding includes all issued and outstanding shares, ATM sales and shares issuable upon conversion or exercise of warrants, pre-funded warrants, stock options and restricted stock units – excluding treasury method adjustments. Since ETH purchases commenced the week beginning on June 13, 2025, SharpLink’s ETH Concentration has risen from 2.00 ETH to 2.46 ETH as of July 13, 2025, marking a 23% increase in just over one month with approximately $257 million still to be deployed.

About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink Gaming, Inc. (Nasdaq: SBET) is the world’s largest publicly traded company to adopt Ether (“ETH”) as its primary treasury reserve asset – a move that aligns the Company with the future of digital capital and gives investors direct exposure to Ethereum, the world’s leading smart-contract platform and second largest digital asset.

SharpLink is also reimagining the future of online gaming and sports betting. Backed by a veteran team with deep roots in sports media, gaming and technology, SharpLink is charting a new course – building scalable, secure and transparent solutions that challenge outdated models and bring real innovation to the betting experience. By leveraging smart contracts, DeFi protocols and Web3 infrastructure, SharpLink intends to assume the lead in transforming the multi-billion-dollar iGaming industry into a more dynamic, efficient and equitable ecosystem. Learn more at www.sharplink.com.

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, the execution of the Company’s treasury strategy and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting (see accounting rules discussed below), government regulation of cryptocurrencies and online betting, changes in securities laws or regulations, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are required to measure certain crypto assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the balance sheet and income statement results. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

ir@sharplink.com

Media Contact:

media@sharplink.com

2